Exhibit 99.1

Exhibit 99.1 mailto:spurtell@sftp.com
Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 investors@sftp.com

Six Flags Announces Fourth Quarter and Full Year 2019 Earnings

Company Provides 2020 Guidance

Board of Directors Declares First Quarter Cash Dividend

Chief Financial Officer Announces Retirement

GRAND PRAIRIE, Texas — February 20, 2020 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, announced today that 2019 revenue increased $24 million, or 2 percent, from 2018 to approximately $1.5 billion. The full-year revenue growth was primarily driven by a 2 percent increase in attendance, offset by a slight decline in guest spending per capita, and a 3 percent decline in sponsorship, international agreements, and accommodations revenue. Attendance at the company’s parks in 2019 grew by 788,000 to 32.8 million guests, primarily driven by the five domestic parks that the company began operating in June 2018, and the company’s new waterpark in Rockford, IL, that the company began operating in April 2019.

Guest spending per capita in 2019 was $42.37, a decrease of $0.21 compared to 2018, primarily due to lower guest spending per capita in the six parks the company began operating since 2018. These parks generated a large portion of the overall attendance and revenue growth in the year. Admissions per capita decreased $0.44 to $24.86, and in-park spending per capita increased $0.23 to $17.51.

Net income1 for the year ended December 31, 2019, was $179 million, a decrease of $97 million, or 35 percent, compared to the prior year. Diluted earnings per common share for 2019 was $2.11, a decrease of $1.12, or 35 percent, compared to 2018. The decrease in net income was primarily due to (i) higher stock-based compensation related to the reversal of expense in the prior year due to an unachieved performance award, (ii) a full year of operating expenses related to the five parks acquired in June 2018, (iii) charges of approximately $10 million related to the company’s China development agreements and certain unrelated litigation matters, and (iv) the recording of a valuation allowance related to foreign tax credits due to the termination of the company’s China development agreements. Adjusted EBITDA2 for 2019 was $527 million, a decline of $27 million, or 5 percent, compared to the prior year. Modified EBITDA3 for the year 2019 was $568 million, and the Modified EBITDA margin4 was 38.2 percent, a decrease of 238 basis points compared to 2018.

During 2019, the company’s partner in China defaulted on its payment obligations to the company. As a result, in February 2020 the company terminated the development agreements. It is unlikely that the company will recognize any revenue or income in 2020 related to the development of parks in China.

In addition, the company has faced challenges in its base business, which excludes international development and the six U.S. parks the company began operating since 2018. In 2019, attendance, guest spending per capita, and revenue from the base business were flat, while Cash Operating Costs5 increased 2 percent, causing the Modified EBITDA of the base business to decline by $14 million, or 3 percent. The Modified EBITDA margin of the base business declined by 107 basis points, as compared to the prior year.

“My first ninety days have only reinforced my belief that Six Flags is a beloved brand with loyal guests and dedicated employees. Our company has difficult to replicate assets that provide a unique experience in themed entertainment, and exciting potential for profitable growth,” said Mike Spanos, President and CEO. “I also believe that the company has the ability to improve its performance. We are working diligently to formulate a new strategic plan with the goal of restoring sustainable growth in attendance, revenue and profitability, and also to add directors with critical skills and experiences to our board. We will continue our consumer-centric approach, while focusing our organization on action, creativity, and relentless execution for the benefit of our guests, our employees, and our shareholders. I believe that Six Flags’ future is bright, and I am excited to take on this new chapter with our great team.”

Fourth quarter 2019 revenue of $261 million declined $9 million, or 3 percent, compared to the fourth quarter of 2018, primarily due to a 3 percent decrease in attendance and a 1 percent decrease in sponsorship, international agreements, and accommodations revenue. The six parks the company began operating since 2018 had a negligible impact on revenue comparisons to the prior year quarter. Guest spending per capita for the fourth quarter decreased slightly, with admissions per capita decreasing $0.48, or 2 percent, and in-park spending per capita increasing $0.45, or 3 percent, relative to the same period in 2018.

Net loss for the fourth quarter of 2019 was $11 million compared to net income for the fourth quarter of 2018 of $79 million, a decrease of $91 million. The decrease in net income was due to (i) higher stock-based compensation expense related to the prior year reversal of expense related to an unachieved performance award, (ii) the revenue decrease related to soft attendance, (iii) charges of approximately $10 million related to the company’s China agreements and certain unrelated litigation matters, and (iv) the recording of a valuation allowance related to foreign tax credits due to the termination of the China development agreements. Adjusted EBITDA of $72 million represented a decrease of $24 million, or 25 percent, compared to the fourth quarter of 2018, primarily due to the revenue decrease and charges discussed above.

Deferred revenue of $144 million at year-end 2019 decreased by $2 million, or 1 percent, compared to December 31, 2018, primarily due to a reduction in season pass unit sales. The Active Pass Base, which represents the total number of guests who are enrolled in the company’s membership program or have a season pass, decreased 3 percent year-over-year to 7.7 million guests as a result of softer than expected sales over the fourth-quarter holiday periods. The number of guests who are enrolled in the company’s membership program increased 18 percent to 2.6 million, and the proportion of attendance that came from the Active Pass Base remained at 63 percent of total attendance.

In 2019, the company generated $246 million of Adjusted Free Cash Flow6. The company invested $140 million in new capital projects, net of insurance proceeds, and paid $279 million in dividends, or $3.29 per share of common stock for the year. The authorized amount available for additional share repurchases as of December 31, 2019, was $232 million and there was $329 million available under the company’s revolving credit facility. Net Debt as of December 31, 2019, calculated as total reported debt of $2,275 million less cash and cash equivalents of $174 million, was $2,101 million, representing a net leverage ratio of 4.0 times Adjusted EBITDA.

2020 Financial Guidance

For the full year 2020, the company expects Adjusted EBITDA will be in the range of $435 million to $465 million  7. The guidance assumes the following: (i) significantly lower revenue contribution from the company’s international development agreements, (ii) organic revenue growth trends consistent with 2019, and (iii) operating cost headwinds, including higher wages and increased investment in the parks to improve the guest experience.

The company is facing challenges related to its base business. Soft organic revenue trends, and increasing operating cost headwinds, primarily related to higher minimum and market wages, will be difficult to overcome in 2020. Therefore, the board of directors and management team have concluded that the company needs to make incremental investments in the base business to enhance the guest experience.

The management team is working diligently to develop a new strategic plan to determine how best to improve the company’s trajectory and deliver sustained earnings growth over both the short- and long-term.

The company will host an investor day on May 28, 2020, to share the new strategic plan.

Dividend Announcement

In consideration of the factors discussed above, and the related substantial impact on earnings and cash flow, the company’s board of directors has decided to declare a reduced first quarter cash dividend of

$0.25 per share of common stock, payable on March 11, 2020 to shareholders of record as of March 4, 2020.

“Our board’s decision to reduce the dividend was not taken lightly,” said Richard Roedel, Chairman of the Board. “We believe this decision is in the best long-term interests of the company and our shareholders. Our new quarterly payout ensures sufficient free cash flow to cover the dividend, preserves financial flexibility to maintain a healthy balance sheet, and provides the ability to invest in our business.”

Chief Financial Officer Retirement

The company announced today that Marshall Barber, executive vice president and chief financial officer, plans to retire from the company, effective August 31, 2020. He will serve as chief financial officer through February 24, 2020, and will remain with the company until his retirement date, leading strategic projects and assisting with the transition of the new chief financial officer. Leonard Russ, Senior Vice President of Strategic Planning and Analysis, will assume the role of interim chief financial officer effective upon Mr. Barber stepping down from that position. Mr. Russ will participate on the conference call scheduled later today.

“We are deeply appreciative to Marshall for his dedicated leadership and service to Six Flags, and the valuable contributions he has made during his more than two-decade career,” said Mike Spanos, President and CEO. “He has been instrumental in building a strong finance team, and has played a major role in the company’s transformation since 2010. We wish him the very best in his retirement.”

“I am honored to have served Six Flags alongside the talented Six Flags’ team, especially through such an important time in our evolution,” said Barber. “I am committed to ensuring a smooth transition, and I have all of the confidence in the finance team to continue their excellent work.”

The process to identify the company’s next chief financial officer will begin immediately.

Conference Call

At 8:00 a.m. Central Time today, February 20, 2020, the company will host a conference call to discuss its fourth quarter and full year 2019 financial performance. The call is accessible through either the Six Flags Investor Relations website at investors.sixflags.com or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available through March 4, 2020, by dialing 1-855-859-2056 or +1-404-537-3406 and requesting conference ID 4478116.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company and the largest operator of waterparks in North America, with $1.5 billion in revenue and 26 parks across the United States, Mexico and Canada. For 58 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling waterparks and unique attractions. For more information, visit www.sixflags.com.

Forward Looking Statements

The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, (ii) our plans and ability to roll out our capital enhancements and planned initiatives in a timely and cost effective manner, (iii) our ability to improve operating results by adopting and implementing a new strategic plan, including strategic cost reductions and organizational and personnel changes, without adversely affecting our business, (iv) our dividend policy and ability and plans to pay dividends on our common stock and to repurchase common stock, including the short- and long-term effects of our dividend policy (v) our planned capital expenditures for 2020 and beyond, (vi) our marketing strategy, (vii) our ongoing compliance with laws and regulations, and the effect of and cost and timing of compliance with newly enacted laws, regulations and accounting policies, (viii) our ability to use cash flow from operations to satisfy our obligations with respect to the Partnership Parks, (ix) our ability to realize profitable future growth and to execute and deliver on our strategic initiatives, (x) our expectations regarding uncertain tax positions, (xi) our expectations regarding our ability to recognize any revenue or profit relating to the development of Six Flags-

branded parks in China, (xii) our expectations regarding our deferred revenue growth, (xiii) our operations and results of operations and expected future operational and financial performance and ability to achieve stated performance targets and metrics, including Adjusted EBITDA, (xiv) our objectives regarding recruitment to and composition of our board of directors, (xv) our ability to identify a new chief financial officer, and (xvi) the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission ("SEC"). In addition, important factors, including factors impacting attendance, such as local conditions, natural disasters, contagious diseases, events, disturbances and terrorist activities; recall of food, toys and other retail products sold at our parks; accidents occurring at our parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; availability of commercially reasonable insurance policies at reasonable rates; inability to achieve desired improvements and our aspirational financial performance goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements and ride downtime; competition with other theme parks, waterparks and entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; environmental laws and regulations; laws and regulations affecting corporate taxation; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cybersecurity risks and other factors could cause actual results to differ materially from the company’s expectations. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in our Annual and Quarterly Reports on Forms 10-K and 10-Q, and our other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investors.sixflags.com and on the SEC’s website at www.sec.gov.

Footnotes

(1)

Net income is defined as net income available to the company net of income attributable to non-controlling interests and is consistent with Net income attributable to Six Flags Entertainment Corporation in the accompanying financial statements.

(2)	See the following financial statements and Note 3 to those financial statements for a discussion of Adjusted EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).
(3)	See the following financial statements and Note 3 to those financial statements for a discussion of Modified EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).
(4)	Modified EBITDA margin, a non-GAAP measure, is defined as Modified EBITDA divided by total revenues.
(5)

Cash operating costs (a non-GAAP financial measure) includes Operating expenses, Selling, general and administrative expenses, Other net periodic pension benefit, and Cost of products sold included in the Statement of Operations Data in the accompanying financial statements.

(6)

See the following financial statements and Note 6 to those financial statements for a discussion of Adjusted Free Cash Flow (a non-GAAP financial measure) and its reconciliation from net cash provided by (used in) operating activities.

(7)	See the following schedule for information reconciling forward-looking Adjusted EBITDA (a non-GAAP financial measure) to net income (loss).

Statement of Operations Data (1)

	Three Months Ended		Year Ended
(Amounts in thousands, except per share data)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Park admissions	$144,530	$152,295	$815,782	$810,064
Park food, merchandise and other	101,748	102,274	574,440	553,527
Sponsorship, international agreements and accommodations	14,722	14,934	97,361	100,116
Total revenues	261,000	269,503	1,487,583	1,463,707
Operating expenses (excluding depreciation and amortization shown separately below)	125,101	119,556	607,791	574,724
Selling, general and administrative expenses (excluding depreciation, amortization, and stock-based compensation shown separately below)	42,290	34,117	185,920	178,852
Costs of products sold	23,008	21,739	130,304	121,803
Other net periodic pension benefit	(1,038)	(1,325)	(4,186)	(5,169)
Depreciation	28,597	28,911	115,825	113,246
Amortization	600	612	2,405	2,447
Stock-based compensation	1,927	(77,456)	13,274	(46,684)
(Gain) loss on disposal of assets	(943)	(672)	2,162	1,879
Interest expense, net	27,046	26,893	113,302	107,243
Loss on debt extinguishment	253	—	6,484	—
Other expense, net	4,016	1,349	2,542	3,508
Income before income taxes	10,143	115,779	311,760	411,858
Income tax expense	21,298	36,357	91,942	95,855
Net (loss) income	(11,155)	79,422	219,818	316,003
Less: Net income attributable to noncontrolling interests	—	—	(40,753)	(40,007)
Net (loss) income attributable to Six Flags Entertainment Corporation	$(11,155)	$79,422	$179,065	$275,996

Weighted-average common shares outstanding:
Basic:	84,560	84,138	84,348	84,100
Diluted:	84,560	85,082	84,968	85,445

Net (loss) income per average common share outstanding:
Basic:	$(0.13)	$0.94	$2.12	$3.28
Diluted:	$(0.13)	$0.93	$2.11	$3.23

Balance Sheet Data

	As of
(Amounts in thousands)	December 31, 2019	December 31, 2018
Cash and cash equivalents	$174,179	$44,608
Total assets	2,882,540	2,517,328

Deferred revenue	144,040	146,227
Short-term borrowings	—	43,000
Current portion of long-term debt	8,000	—
Long-term debt	2,266,884	2,063,512

Redeemable noncontrolling interests	529,258	525,271

Total stockholders' deficit	(716,118)	(643,093)

Shares outstanding	84,634	83,962

Definition and Reconciliation of Non-GAAP Financial Measures

We prepare our financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In our press release, we make reference to non-GAAP financial measures including Modified EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow. The definition for each of these non-GAAP financial measures is set forth below in the notes to the reconciliation tables. We believe that these non-GAAP financial measures provide important and useful information for investors to facilitate a comparison of our operating performance on a consistent basis from period to period and make it easier to compare our results with those of other companies in our industry. We use these measures for internal planning and forecasting purposes, to evaluate ongoing operations and our performance generally, and in our annual and long-term incentive plans. By providing these measures, we provide our investors with the ability to review our performance in the same manner as our management.

However, because these non-GAAP financial measures are not determined in accordance with GAAP, they are susceptible to varying calculations, and not all companies calculate these measures in the same manner. As a result, these non-GAAP financial measures as presented may not be directly comparable to a similarly titled non-GAAP financial measure presented by another company. These non-GAAP financial measures are presented as supplemental information and not as alternatives to any GAAP financial measures. When reviewing a non-GAAP financial measure, we encourage our investors to fully review and consider the related reconciliation as detailed below.

The following table sets forth a reconciliation of net (loss) income to Adjusted EBITDA for the three months and year ended December 31, 2019 and December 31, 2018:

	Three Months Ended		Year Ended
(Amounts in thousands, except per share data)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net (loss) income	$(11,155)	$79,422	$219,818	$316,003
Income tax expense	21,298	36,357	91,942	95,855
Other expense, net	4,016	1,349	2,542	3,508
Loss on debt extinguishment	253	—	6,484	—
Interest expense, net	27,046	26,893	113,302	107,243
(Gain) loss on disposal of assets	(943)	(672)	2,162	1,879
Amortization	600	612	2,405	2,447
Depreciation	28,597	28,911	115,825	113,246
Stock-based compensation	1,927	(77,456)	13,274	(46,684)
Impact of Fresh Start valuation adjustments (2)	—	6	—	18
Modified EBITDA (3)	71,639	95,422	567,754	593,515
Third party interest in EBITDA of certain operations (4)	—	—	(40,753)	(40,007)
Adjusted EBITDA (3)	$71,639	$95,422	$527,001	$553,508

Weighted-average common shares outstanding	84,560	84,138	84,348	84,100

The following table sets forth a reconciliation of net cash provided by operating activities to Adjusted Free Cash Flow for the three months and year ended December 31, 2019 and December 31, 2018:

	Three Months Ended		Year Ended
(Amounts in thousands, except per share data)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net cash provided by operating activities	$69,708	$71,121	$410,573	$413,132
Changes in working capital	(25,673)	(4,230)	28,739	50,670
Interest expense, net	27,046	26,893	113,302	107,243
Income tax expense	21,298	36,357	91,942	95,855
Amortization of debt issuance costs	(860)	(1,007)	(3,563)	(3,979)
Other expense, net	7,875	5,858	6,457	4,813
Interest accretion on notes payable	(322)	(337)	(1,310)	(1,344)
Changes in deferred income taxes	(27,433)	(39,239)	(78,386)	(72,893)
Impact of Fresh Start valuation adjustments (2)	—	6	—	18
Third party interest in EBITDA of certain operations (4)	—	—	(40,753)	(40,007)
Capital expenditures, net of property insurance recovery	(18,151)	(20,882)	(140,176)	(133,124)
Cash paid for interest, net	(20,553)	(16,120)	(112,997)	(97,511)
Cash taxes (5)	(3,256)	(5,350)	(28,209)	(30,009)
Adjusted Free Cash Flow (6)	$29,679	$53,070	$245,619	$292,864

Weighted-average common shares outstanding - basic:	84,560	84,138	84,348	84,100

The following table reflects the forecasted guidance range for the Company’s fiscal year ending December 31, 2020, for Adjusted EBITDA and reconciles such Adjusted EBITDA guidance to net income guidance for fiscal 2020.

	2020 Guidance
	Year Ended December 31, 2020
(Amounts in thousands)	Low End Range	High End Range
Net income	$175,000	$197,000
Income tax expense (7)	44,000	52,000
Other expense, net	5,000	5,000
Interest expense, net	109,000	109,000
Loss on disposal of assets	5,000	5,000
Amortization	1,000	1,000
Depreciation	121,000	121,000
Stock-based compensation (8)	17,000	17,000
Modified EBITDA (3)	477,000	507,000
Third party interest in EBITDA of certain operations (4)	(42,000)	(42,000)
Adjusted EBITDA (3)	$435,000	$465,000

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by GAAP.
(2)

Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied. Balances consisted primarily of discounted insurance reserves that were accreted through the statement of operations each quarter through 2018.

(3)

“Modified EBITDA”, a non-GAAP measure, is defined as our consolidated income (loss) from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies. Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. We believe that Modified EBITDA provides relevant and useful information for investors because it assists in comparing our operating performance on a consistent basis, makes it easier to compare our results with those of other companies in our industry as it most closely ties our performance to that of our competitors from a park level perspective and allows investors to review performance in the same manner as our management.

"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

(4)	Represents interests of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.
(5)

Cash taxes represents statutory taxes paid, primarily driven by Mexico and state level obligations. Based on our current federal net operating loss carryforwards, we believe we will continue to pay minimal federal cash taxes for the next two years.

(6)

Management uses Adjusted Free Cash Flow, a non-GAAP measure, in its financial and operational decision making processes, for internal reporting, and as part of its forecasting and budgeting processes as it provides additional transparency of our operations. Management believes that Adjusted Free Cash Flow is useful information to investors regarding the amount of cash that we estimate that we will generate from operations over a certain period. Management believes the presentation of this measure will enhance the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. A reconciliation from net cash provided by operating activities to Adjusted Free Cash Flow is presented in the table above. Adjusted Free Cash Flow as presented herein may differ from similarly titled measures presented by other companies.

(7)	Income tax expense is estimated using an effective rate of 25% of income before income taxes, excluding income attributable to noncontrolling interests.
(8)	Stock based compensation represents the expected amortization of unvested equity awards outstanding as of December 31, 2019.